Exhibit 10.2

TERMINATION AND REDEMPTION AGREEMENT

THIS TERMINATION AND REDEMPTION AGREEMENT (this “Agreement”), is made this 28th day of August, 2008, by and among Future Brands LLC, a Delaware limited liability company (the “Company”), The Absolut Spirits Company, Incorporated, a corporation organized and existing under the laws of the State of Delaware (“ASCI”) and a wholly-owned subsidiary of V&S Vin & Sprit AB, an aktiebolag organized and existing under the laws of Sweden (“V&S”), Beam Global Spirits & Wine, Inc. (formerly known as Jim Beam Brands Worldwide, Inc.), a corporation organized and existing under the laws of the State of Delaware (“BGSW”), Jim Beam Brands Co., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of BGSW (“JBBCo.”) and, with respect to Sections 9 and 11 hereof only, V&S and Fortune Brands, Inc., a corporation organized and existing under the laws of the State of Delaware (“Fortune”).

W I T N E S S E T H:

WHEREAS, the Company and ASCI are parties to that certain Distribution Services Agreement, dated February 1, 2002 (the “Distribution Agreement”), whereby ASCI is obligated to use the Company exclusively for distribution services relating to certain products within the territory covered by the Distribution Agreement (the “Distribution Obligations”);

WHEREAS, ASCI is the owner of 49% of the membership interests in the Company (collectively, the “Interests”) and BGSW and JBBCo. are the owners of the remaining 51% of the membership interests in the Company under the Company’s Amended and Restated Limited Liability Company Agreement (the “Company Agreement”);

WHEREAS, ASCI acquired its Interests in the Company and became subject to the Distribution Obligations to access the Company’s existing distribution network and to facilitate distribution of its products on a cost efficient and market efficient basis;

WHEREAS, ASCI desires for its Interests in the Company to be redeemed in exchange for the transfer and termination of the Distribution Agreement, including being relieved of the Distribution Obligations;

WHEREAS, the consent of JBBCo. is required for the Company to transfer and terminate the Distribution Agreement;

WHEREAS, the parties agree that in connection with the transfer and termination of the Distribution Agreement, the Distribution Obligations shall be terminated and property shall be returned to ASCI pursuant to Section 12 of the Distribution Agreement with the effect that property contributed or otherwise made available by ASCI to the Company is returned to ASCI; and

WHEREAS, the parties hereto wish to provide for the termination of other agreements related to the joint venture for the distribution services being provided to ASCI by the Company and terminate the joint venture relationships;

NOW, THEREFORE, the parties agree as follows:

1. Consent to Unwind Joint Venture Arrangements. JBBCo. hereby consents to the termination of the joint venture arrangements between ASCI and the Company and the transfer and termination of the Distribution Agreement in exchange for a consent fee of Two Hundred and Thirty Million Dollars ($230,000,000). This Agreement is the unanimous written consent of all members of the Company to the redemption of ASCI’s Interests in the Company in exchange for the transfer and termination of the Distribution Agreement.

2. Transfer and Termination of Distribution Agreement; Redemption of ASCI’s Interests; Distribution of Cash.

(a) ASCI’s Interests shall be redeemed and surrendered and ASCI shall withdraw as a member of the Company on the Closing Date in exchange for the transfer and termination of the Distribution Agreement. All ASCI property shall be returned to ASCI pursuant to Section 12 of the Distribution Agreement. Subject to any distributions or payments required to be made to ASCI under this Agreement, the parties hereby acknowledge and agree that the distribution received by ASCI in the form of the transfer and termination of the Distribution Agreement and the return to ASCI of all property made available by ASCI to the Company represents full and adequate consideration for the redemption and surrender of its Interests.

(b) No later than 30 days after the date hereof, ASCI and JBBCo. shall jointly determine the reasonable working capital needs of the Company as of September 30, 2008. This determination shall be made consistently with the Company’s past practice. The provisions of Article XI of the Company Agreement shall apply if ASCI and JBBCo. cannot determine the reasonable working capital needs of the Company as of September 30, 2008. Upon resolution of the reasonable working capital needs of the Company as of September 30, 2008, all cash in excess of such reasonable working capital needs shall be distributed by the Company to the members of the Company as of September 30, 2008 (including, for the avoidance of doubt, ASCI) pursuant to Section 6.3 of the Company Agreement. No distributions shall be made under Section 6.4 of the Company Agreement.

3. Representations of the Company, BGSW and JBBCo. Each of the Company, BGSW and JBBCo., jointly and severally, represents to ASCI as follows:

(a) (i) Each of the Company, BGSW and JBBCo. has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by each of the Company, BGSW and JBBCo., the performance by each of the Company, BGSW and JBBCo. of its obligations hereunder and the consummation by each of the Company, BGSW and JBBCo. of the transactions contemplated hereby have been duly authorized by all requisite action; and (iii) this Agreement has been duly executed and delivered by each of the Company, BGSW and JBBCo. and (assuming due authorization, execution and delivery by the other parties signatory hereto) this Agreement constitutes a legal, valid and binding obligation of each of the Company, BGSW and JBBCo. enforceable against the Company, BGSW and JBBCo. in accordance with its terms.

(b) The execution, delivery and performance by each of the Company, BGSW and JBBCo. of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of the organizational documents of any of them; (ii) conflict with, or violate any law, regulation, judgment, order or decree applicable to any of them or their subsidiaries, properties or assets; or (iii) conflict with, or require any consent under, any material contract or arrangement by which any of them or any of their subsidiaries is bound.

4. Representations of ASCI. ASCI represents to the Company, BGSW and JBBCo. as follows:

(a) (i) ASCI has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by ASCI, the performance by ASCI of its obligations hereunder and the consummation by ASCI of the transactions contemplated hereby have been duly authorized by all requisite action; and (iii) this Agreement has been duly executed and delivered by ASCI and (assuming due authorization, execution and delivery by the other parties signatory hereto) this Agreement constitutes a legal, valid and binding obligation of ASCI enforceable against ASCI in accordance with its terms.

(b) The execution, delivery and performance by ASCI of this Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of its organizational documents; (ii) conflict with, or violate any law, regulation, judgment, order or decree applicable to it or its subsidiaries, properties or assets; or (iii) conflict with, or require any consent under, any material contract or arrangement by which it or any of its subsidiaries is bound.

(c) ASCI is the beneficial owner of the Interests and, upon withdrawal as provided in Section 2 hereof, will have no further ownership interest in the Company.

5. Covenants.

(a) The parties agree to discuss and cooperate with each other in respect of the transition of the distribution of V&S Products (as defined in the Distribution Agreement) in the Territory (as defined in the Distribution Agreement), including, without limitation, (i) the termination of the Company’s status as a party to any distributor, wholesaler or similar agreement with third parties to which both the Company and ASCI are parties and that relate to the distribution of V&S Products in the Territory, and (ii) the preparation of appropriate notices to such third parties of such termination, and the parties further agree to take such steps as are reasonably necessary to enable ASCI to establish its own distribution network. In connection therewith, the Company shall use commercially reasonable efforts, to the extent such information is reasonably accessible, to (x) prior to the Closing, transfer to ASCI the information listed on Schedule 1 attached hereto, and (y) from the date hereof until the Closing Date, and thereafter, transfer to ASCI the information listed on Schedule 2 attached hereto, and any of the information on Schedule 1 that has not been transferred prior to the Closing. The Company does not covenant that the information on Schedule 1 will be able to be completed prior to the Closing or that the information listed on Schedule 1 or Schedule 2 will be able to be completely provided. Such information will be provided without warranty or indemnity as to completeness or accuracy and ASCI shall promptly reimburse the Company after the Closing for the Company’s actual external costs of providing such information, provided that such costs were incurred with ASCI’s prior written consent, and provided, further, that if ASCI shall fail to give any such consent, the Company shall be relieved of its obligations under this covenant with respect to such information.

(b) ASCI agrees that, for a period of eighteen months following the Closing Date, neither ASCI nor any of its affiliates shall, directly or indirectly, solicit or otherwise attempt to induce any employee of the Company with any responsibility relating to the distribution of ASCI brand products to terminate any employment relationship with the Company, provided that it shall not be deemed a violation of this provision if ASCI or any of its affiliates (i) advertises for employees in newspapers, trade publications or other media not targeted specifically at the employees of the Company and hires any such employees pursuant to such general solicitations, (ii) hires employees of the Company who apply for employment with ASCI or such affiliate, as the case may be, as long as such employees were not specifically solicited by ASCI or such affiliate, as the case may be, or (iii) hires employees of the Company if the Company has terminated the individual’s employment or has otherwise granted a release to the individual to permit the individual to be employed by ASCI or such affiliate, as the case may be.

(c) BGSW, JBBCo. and the Company agree that, following the Closing Date, they shall, and shall cause their representatives and affiliates and such affiliates’ representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by ASCI to confirm and assure the termination of the joint venture arrangements between ASCI and the Company and the transfer and termination of the Distribution Agreement provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement.

(d) The Company shall, and BGSW and JBBCo. shall cause the Company to:

(i) immediately after the Closing, return any V&S Products kept in its warehouses as of the Closing Date to ASCI or ASCI’s successor company upon payment by ASCI of any handling charges incurred as a result of the return of such V&S Products, including freight, insurance and customs duties (and if the Company has purchased any V&S Products, upon payment of the Company’s laid-in costs). Such V&S Products shall be returned by the Company to ASCI free from all liens, charges and encumbrances and subject to such other terms and conditions as ASCI may reasonably require;

(ii) immediately after the Closing, cease to act, and to hold itself out, as a distributor of the V&S Products and to perform its duties and obligations under the Distribution Agreement as distributor and cease to use in any manner the Intellectual Property (as defined in the Distribution Agreement);

(iii) immediately after the Closing, return to ASCI all advertising, promotional, sales and other material on which the Trademarks (as defined in the Distribution Agreement) appear with ASCI paying shipping costs or reimbursing the Company for its costs of producing and shipping these materials, if any;

(iv) within fourteen (14) days of the Closing Date, furnish to ASCI an up-to-date and accurate report and a complete and up to date account of all transactions subsequent to those shown in the report last submitted to ASCI pursuant to Section 2.01 of the Distribution Agreement;

(v) immediately after the Closing, take appropriate steps to remove and cancel its listings in telephone books and other directories, public records or elsewhere, which contain the name or Trademarks of ASCI;

(vi) without limiting the preceding provisions of this Section 5(d), from the date hereof until the Closing Date, and after the Closing Date, cooperate and do such other things which ASCI may request to ensure the efficient transfer of the V&S

Products, Intellectual Property and related properties and rights of ASCI to any entity succeeding or to succeed to the distribution functions relating to the V&S Products. ASCI will provide to the Company sufficient timely information as may be reasonably necessary in order to facilitate such a transition;

(vii) from the date hereof until the Closing Date, conduct, maintain and operate its business in the ordinary course consistent with past practice, provided that the Company shall not make any commitments, or enter into any contract or other arrangement, with any supplier or wholesaler or key account relating to the ASCI business or the V&S Products without the prior written consent of ASCI;

(viii) from the date hereof until the Closing Date, permit ASCI and its affiliates to contact directly, conduct business discussions with, and otherwise interact, in respect of the distribution of V&S Products, with, the distributors and wholesalers of V&S Products;

(ix) from and after the Closing Date, in accordance with past practices, remit payment to ASCI for invoices with respect to the sale of V&S Products; and

(x) from and after the Closing Date, and until the earlier to occur of (i) the closing under that certain Purchase Agreement, dated as of the date hereof, by and among ASCI, V&S and BGSW and (ii) October 31, 2008, distribute products relating to the Cruzan brand in accordance with the terms and conditions of the Distribution Agreement and consistent with past practice.

(e) ASCI shall, from and after the Closing Date, in accordance with past practices, remit payment to the Company for commissions earned in connection with the sale of V&S Products.

6. Tax Matters; Amendments to Company Agreement.

(a) ASCI’s distributive share of Company items for U.S. federal income tax purposes for the year of the Closing Date shall be determined based on the “interim closing of the books” method under Section 706 of the Internal Revenue Code (the “Code”). For the avoidance of doubt, any taxable income from extraordinary transactions (i.e., transactions outside the ordinary course of business) on the Closing Date (including transactions contemplated by or resulting from this Agreement) shall be allocated for U.S. federal, state and local and non-U.S. income and franchise tax purposes to BGSW and JBBCo. (and not to ASCI).

(b) The parties acknowledge and agree that (i) the cash paid to JBBCo. under Section 1 hereof represents a consent fee taxable to JBBCo., (ii) any taxable income from extraordinary transactions on the Closing Date (including transactions contemplated by or resulting from this Agreement) shall be allocated for tax purposes to BGSW and JBBCo. (and not to ASCI), (iii) the redemption of ASCI’s Interests in the Company in exchange for the transfer and termination of the Distribution Agreement and the return to ASCI of property made available by ASCI to the Company is governed by Sections 731 (including each subsection thereof) and 736(b) of the Code and represents full and adequate consideration for the redemption and surrender of its Interests, and (iv) Sections 6(a), 6(b)(ii) and 6(b)(iii) hereof constitute amendments to the Company Agreement and the Company Agreement shall be, and it hereby is, so amended. Except to the extent otherwise required by applicable laws, the parties to this Agreement will, and will cause each of their respective affiliates to, prepare and file all U.S. federal, state and local and non-U.S. income and franchise tax returns and related filings, in a manner consistent with this Section 6(b) and will not, and will cause each of their respective affiliates not to, make any inconsistent statement or adjustment on any or during the course of any Internal Revenue Service or other tax audit or otherwise, unless required by final determination by an applicable tax authority. In the event that the foregoing is disputed by any tax authority, the party receiving notice of the dispute shall promptly notify the other parties, and the parties agree to use their commercially reasonable efforts to defend such position in any audit or similar tax proceeding.

(c) After the Closing Date, JBBCo. shall be responsible for preparing and filing all tax returns with respect to any tax period of the Company that ends on or before the Closing Date (a “Pre-Closing Tax Period”) or any tax period that begins before and ends after the Closing Date (a “Straddle Period”) in a manner consistent with past practice and with Section 6(b) hereof. JBBCo. shall make any such tax returns and associated work papers available for review by ASCI not later than sixty (60) days prior to the due date for filing such tax return and shall reasonably take ASCI’s comments into account in preparing such returns.

(d) JBBCo. shall not, and shall not permit the Company to, amend any tax returns of the Company with respect to any Pre-Closing Tax Period or Straddle Period except to the extent required by law or to the extent approved in writing by ASCI, which approval shall not be unreasonably withheld.

(e) If JBBCo. or the Company receives any notice of a pending or threatened tax audit, examination or proceeding with respect to the Company for any Pre-Closing Tax Period or Straddle Period, JBBCo. shall promptly notify ASCI. JBBCo. and the Company shall have the right to control, at its expense, any such audit, examination or proceeding, provided that ASCI may participate in any such audit, examination or proceeding, at its own expense, provided, further, that JBBCo. and the Company shall not settle or compromise such audit, examination or proceeding without the consent of ASCI, which consent shall not be unreasonably withheld.

(f) JBBCo., and the Company on the one hand and ASCI on the other hand shall (and shall cause their respective affiliates to) (a) provide the other party with such assistance as may be reasonably requested in connection with the preparation and filing of any tax return or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to taxes and (b) retain (and provide the other party and its representatives with reasonable access to) all records or information which may be relevant to such tax return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

(g) All transfer, documentary, sales, use, stamp, registration, and other such taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer tax and any similar tax) shall be borne equally by JBBCo. and ASCI and JBBCo. and ASCI will cooperate in filing all necessary tax returns and other documentation with respect to all such taxes and fees.

(h) JBBCo. and the Company represent and warrant that no election under Section 6231(a)(1)(B)(ii) of the Code has been made in respect of the Company and covenant that no such election shall be made with respect to the Company for any Pre-Closing Tax Period or Straddle Period.

(i) At or prior to the Closing, JBBCo. and BGSW shall each provide ASCI with a valid and executed Internal Revenue Service Form W-9.

(j) All payments under this Agreement shall be made free of any withholding or deduction for taxes.

7. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, at 10:00 a.m. on September 30, 2008 (the “Closing Date”). At the Closing, (x) pursuant to Section 1 hereof, ASCI shall pay by wire transfer to JBBCo. in immediately available funds to an account designated by JBBCo. at least two business days before the Closing the amount of Two Hundred and Thirty Million Dollars ($230,000,000); (y) pursuant to Section 2 hereof, ASCI’s Interests in the Company will be redeemed in exchange for the transfer and termination of the Distribution Agreement and ASCI shall withdraw as a member of the Company; and (z) pursuant to Section 2 and Section 9 hereof, the Distribution Obligations will be terminated as a result of the transfer and termination of the Distribution Agreement and the parties shall execute such documents as are reasonable or appropriate to evidence such termination. The effective time of the Closing shall be the close of business on the Closing Date.

8. Conditions to Closing.

(a) The obligations of the Company, BGSW and JBBCo. to consummate the transactions contemplated by this Agreement at the Closing shall be subject to: (i) the receipt by JBBCo. of Two Hundred and Thirty Million Dollars ($230,000,000); (ii) the withdrawal by ASCI as a member of the Company; (iii) the compliance by ASCI and its affiliates with the covenants set forth in Section 5 hereof; and (iv) the accuracy of the representations and warranties of ASCI set forth in Section 4 hereof on the date hereof and on the Closing Date.

(b) The obligations of ASCI to consummate the transactions contemplated by this Agreement at the Closing shall be subject to: (i) the compliance by the Company, BGSW and JBBCo. and their affiliates with the covenants set forth in Section 5 hereof; (ii) the accuracy of the representations and warranties of the Company, BGSW and JBBCo. set forth in Section 3 hereof on the date hereof and on the Closing Date; and (iii) the transfer and termination of the Distribution Agreement.

9. Termination of Distribution Agreement and other Basic Agreements. Effective on the Closing Date, (a) the Distribution Agreement shall terminate except with respect to Section 12 thereof entitled “Events Following Non-Renewal, Expiration or Termination” and the provisions thereof regarding confidentiality; and (b) all other Basic Agreements (as defined in the Master Transaction Agreement, dated as of March 20, 2001, by and among V&S, ASCI, the Company, BGSW, JBBCo. and Fortune) to which V&S and ASCI, or either of them, is a party (other than the Company Agreement) shall terminate except with respect to the provisions thereof regarding confidentiality.

10. Consent. The Company hereby consents to the termination of the joint venture arrangements between ASCI and the Company and the transfer and termination of the Distribution Agreement in exchange for the redemption of ASCI’s Interests in the Company as contemplated by this Agreement.

11. Releases.

(a) Each of the Company, BGSW, JBBCo. and Fortune, on its behalf and on behalf of its affiliates and officers, directors and employees who might act on its behalf, does hereby release and forever discharge each of V&S, ASCI, their affiliates and their respective officers, directors, employees, agents and representatives of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and liabilities whatsoever of every nature, both in law and equity, which the releasing party has or ever had or ever shall have arising out of or relating to the Basic Agreements and the transactions contemplated thereby, whether arising before, at or after the date hereof; provided, however, that the foregoing release shall not apply to the obligations of the Company, BGSW, JBBCo., and Fortune under this Agreement to be performed prior to or after the Closing or, to the extent provided in this Agreement, under the Company Agreement or the Distribution Agreement.

(b) Each of V&S and ASCI, on its behalf and on behalf of its affiliates and officers, directors and employees who might act on its behalf, does hereby release and forever discharge each of the Company, BGSW, JBBCo., and Fortune, their affiliates and their respective officers, directors, employees, agents and representatives of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and liabilities whatsoever of every nature, both in law and equity, which the releasing party has or ever had or ever shall have arising out of or relating to the Basic Agreements and the transactions contemplated thereby, whether arising before, at or after the date hereof; provided, however, that the foregoing release shall not apply to the obligations of V&S and ASCI under this Agreement to be performed prior to or after the Closing or, to the extent provided in this Agreement, under the Company Agreement or the Distribution Agreement.

12. Survival.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 12 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

13. Miscellaneous.

(a) This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

(b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles thereof.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FUTURE BRANDS LLC

By:	/s/ Kenton R. Rose
Name: Kenton R. Rose
Title: Director

THE ABSOLUT SPIRITS COMPANY, INCORPORATED

By:	/s/ Thomas R. Lalla Jr.
Name: Thomas R. Lalla Title: Vice President

BEAM GLOBAL SPIRITS & WINE, INC.

By:	/s/ John B. Muller
Name: John B. Muller Title: SVP, Strategy & Corp. Development

JIM BEAM BRANDS CO.

By:	/s/ William A. Newlands
Name: William A. Newlands Title: Director

For purposes of Sections 9 and 11 only:

FORTUNE BRANDS, INC.

By:	/s/ Mark A. Roche
Name: Mark A. Roche
Title: Senior Vice President, General Counsel and Secretary

For purposes of Sections 9 and 11 only:

V&S VIN & SPRIT AB

By:	/s/ Pierre C. Pringuet
Name: Pierre C. Pringuet Title: Director

By:	/s/ Michel Bors
Name: Michel Bors Title: Director